Exhibit 99.1

FOR IMMEDIATE RELEASE

Navidea Biopharmaceuticals Enters into Letter of Intent

with Cardinal Health for the Sale of Lymphoseek® in North America

- Navidea retains rights to non-competitive diagnostic indications and all therapeutic applications -

DUBLIN, OH, September 6, 2016 -- Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) today announced that it has executed a Letter of Intent (“LOI”) with Cardinal Health, Inc. (NYSE:CAH) for the sale of all rights, title and interest to Navidea’s Lymphoseek product for all FDA-approved, pending and future oncology diagnostic indications in North America, subject to certain limitations, as well as certain other related assets. Under the terms of the LOI, Navidea would receive $80 million at closing, with future consideration tied to annual sales of the Lymphoseek product and certain sales-based milestones. Total consideration to Navidea would be capped at $310 million.

As part of the transaction, Cardinal Health would license back to Navidea a portion of the acquired intellectual property such that Navidea will be able to develop, manufacture, market, sell and distribute new products that do not in any way compete with the current Lymphoseek product, and to continue to manufacture, market, sell and distribute Lymphoseek outside of North America.

Michael M. Goldberg, M.D., Chairman of the Board of Directors, Navidea Biopharmaceuticals, said “This is a significant announcement for all of us at Navidea. This agreement with Cardinal Health will provide significant financial resources for us to repay all outstanding debt to CRG and accelerate the development of our robust pipeline of diagnostic products, which are notably focused on Rheumatoid Arthritis and Cardiovascular disease, as well as our Macrophage Therapeutics pipeline. We have enjoyed a longstanding and successful relationship with Cardinal Health, and we are looking forward to continuing our collaboration.”

“Lymphoseek has been an important diagnostic tool for physicians and their patients who are looking for additional clarity when facing potentially life-changing diagnoses,” said Tiffany Olson, President of Nuclear Pharmacy Services for Cardinal Health. “We have been Navidea’s exclusive US distributor of Lymphoseek for many years. That relationship has set the groundwork for this new agreement, and the Cardinal Health team will continue to market, sell and provide Lymphoseek to those who need it.”

The closing of this transaction is subject to the completion of due diligence and the negotiation of definitive documents, among other things, and is dependent upon customary approvals.

Navidea will hold a webcast conference call with investors on Wednesday, September 7, 2016 at 8:30 am ET. Details of the call will be issued later today and will be posted on the Company’s Investor website.

About Navidea

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision immunodiagnostic agents and immunotherapeutics. Navidea is developing multiple precision-targeted products and platforms including Manocept™ and NAV4694 to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making, targeted treatment and, ultimately, patient care. Lymphoseek® (technetium Tc 99m tilmanocept) injection, Navidea’s first commercial product from the Manocept platform, was approved by the FDA in March 2013 and in Europe in November 2014. The development activities of the Manocept immunotherapeutic platform will be conducted by Navidea in conjunction with its subsidiary, Macrophage Therapeutics. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel products and advancing the Company’s pipeline through global partnering and commercialization efforts. For more information, please visit www.navidea.com.

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NAVIDEA BIOPHARMACEUTICALS

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About Cardinal Health

Cardinal Health, Inc. (NYSE: CAH), is a global integrated healthcare services and products company, providing customized solutions for hospital systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically-proven medical products and pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management.  Backed by nearly 100 years of experience, with more than 37,000 employees in nearly 60 countries, Cardinal Health ranks among the top 25 on the Fortune 500. For more information, visitcardinalhealth.com, follow @CardinalHealth on Twitter and connect on LinkedIn at linkedin.com/company/cardinal-health.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, our ability to repay our debt, the outcome of the CRG litigation, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Source: Navidea Biopharmaceuticals, Inc.

Navidea Biopharmaceuticals Contacts

Investors & Media

Sharon Correia, 978-655-2686

Senior Director, Corporate Communications

For Cardinal Health, Inc.

Investors: Sally Curley

(614) 757-7115

Sally.Curley@cardinalhealth.com

Media: Brett Ludwig

(614) 757-1852

Brett.Ludwig@cardinalhealth.com

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